Exhibit 99.1

ITG

FOR IMMEDIATE RELEASE

Contacts:
Elise Wilkinson	Liz Sendewicz
Investor Relations	Public Relations
(212) 444-6245	(212) 444-6130

ITG AND IRESS ENTER INTO CANADIAN
JOINT VENTURE

NEW YORK, NY, April 6, 2004 - Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based equity trading services, today announced that they have established a Canadian Joint Venture with IRESS Market Technology Limited, a publicly traded Australian company. IRESS operates Australia’s premier equities market data execution system. The system is broker-neutral and includes order routing and trade execution capabilities. IRESS is used by the majority of professional market participants in Australia and New Zealand.

Under terms of the agreement, IRESS is purchasing a fifty percent stake in KTG Technologies Corp. (an ITG subsidiary and a leading Canadian provider of direct access and equity trading services) for CD $5.5 (US $4.1 million). This new joint venture will bring the IRESS product to the Canadian market in early 2005. The transaction is expected to close within the next thirty days.

“This partnership will enable us to introduce a proven, market-leading product into Canada,” stated Robert J. Russel, President and CEO of ITG. “This new product offering is consistent with ITG’s Client-Site trading products strategy which provides broker-neutral electronic trading products to our customers.”

“The Canadian marketplace has many similarities with Australia. We believe that our suite of products will gain strong acceptance in Canada, and by partnering with ITG we gain access to and credibility with an established client base,” stated Peter Dunai, Managing Director of IRESS.

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About ITG

ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity-trading services and transaction research to institutional investors and brokers, ITG services help clients to access liquidity, execute trades more efficiently, and make better trading decisions. ITG generates superior trading

Boston • Dublin • Hong Kong • London • Los Angeles • Melbourne • New York • Sydney • Tel Aviv • Toronto

results for its clients through three lines of business. POSIT, the world’s largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG’s leading-edge Client Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit http://www.itginc.com.

About IRESS

IRESS Market Technology Limited is the leading provider of professional market data, execution and order routing services to the Australia and New Zealand equities market. IRESS is a company listed on the Australian Stock Exchange (“ASX”) with a market capitalization in excess of US$200m. The ASX holds a 15% strategic holding in IRESS. For additional information, visit http://www.iress.com.au.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the

United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

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